NOVEMBER 01, 2018 / 3:00PM GMT, Q3 2018 LCI Industries Earnings Call

THOMSON REUTERS
EDITED TRANSCRIPT
Q3 2018 LCI Industries Earnings Call

EVENT DATE/TIME: NOVEMBER 01, 2018 / 03:00PM GMT

NOVEMBER 01, 2018 / 3:00PM GMT, Q3 2018 LCI Industries Earnings Call

CORPORATE PARTICIPANTS
Brian Michael Hall LCI Industries - CFO
Jason D. Lippert LCI Industries - CEO & Director
Scott T. Mereness LCI Industries - President
Tyler Deur Lambert Edwards - Investor Relations
CONFERENCE CALL PARTICIPANTS
Alice Linn Wycklendt Robert W. Baird & Co. Incorporated, Research Division - Junior Analyst
Barry A. Kaplan Maple Tree Capital Services, LLC - President and Founder
Daniel Joseph Moore CJS Securities, Inc. - Director of Research
Gregory R Badishkanian Citigroup Inc, Research Division - MD and Senior Analyst
Scott Lewis Stember CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst
Seth Woolf Northcoast Research Partners, LLC - VP & Research Analyst
Stephen Michael O'Hara Sidoti & Company, LLC - Research Analyst

PRESENTATION

Operator
Good day, ladies and gentlemen, and thank you for your patience. You've joined the Q3 2018 LCI Industries Earnings Conference Call. (Operator Instructions) As a reminder, this conference may be recorded.

I would now like to turn the call over to your host, Tyler Deur, Investor Relations with Lambert Edwards. Sir, you may begin.

Tyler Deur Lambert Edwards - Investor Relations
Thank you, Latif. Good morning, everyone, and welcome to the LCI Industries 2018 Third Quarter Conference Call. I'm Tyler Deur, with Lambert, LCI's Investor Relations firm, and I'm joined on the call today by members of LCI's management team, including: Jason Lippert, CEO and a Director; Scott Mereness, President; and Brian Hall, CFO.

Management will be discussing third quarter results in just a moment. But first, they have asked me to inform you that certain statements made in today's conference call regarding LCI Industries and its operations may be considered forward-looking statements under the securities laws and involve a number of risks and uncertainties. As a result, the company cautions you that there are a number of factors, many of which are beyond the company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements.

These factors are discussed in the company's earnings release, in its Annual Report on Form 10-K and its other filings with the SEC. The company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

With that, I would like to turn the call over to Jason Lippert. Jason?

Jason D. Lippert LCI Industries - CEO & Director
Thanks, Tyler, and good morning, everyone, and welcome to LCI's Third Quarter Earnings Call for 2018. We're happy to announce another solid quarter with Q3 revenues reaching $604 million, up from $555 million and 9% up from the same quarter last year.

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LCI's OEM segment grew to approximately $540 million in sales for Q3, up from $506 million or 7% from same quarter last year. Our Aftermarket Segment grew to $64 million in the quarter, up from $49 million or 31% up from same quarter last year. Diluted earnings per share grew to $1.33 per share, up from $1.26 per share during the same period last year.

The RV industry has seen growth over the last 9 years. This year, our OEM partners geared up and built extra capacity to keep up with the continued forecasted growth in January of 540,000 units for 2018. However, dealers pushed back early this spring indicating inflated inventories. Since then, dealers have been in inventory reduction mode, which has created what we believe is short-term wholesale correction. Increase in interest rates has impacted their decisions to reduce inventories as well. This correction, we feel, is nearing the latter innings and if retail stays healthy as it has, we feel that by sometime first quarter or second quarter we should see dealer ordering rates normalize.

Dealers have told us that retail traffic heading into the fourth quarter was reasonably good compared to last year, which happened to be a record retail year. August retail numbers mirror that sentiment. Combined total retail is still up almost 7% through August. Two of the largest retail shows took place in September and October, both boasting record -- or near record attendance. Each given the short-term
-- even given the short-term inventory correction, the industry we feel is still in a good place considering where we are with total units produced. Despite the temporary inventory correction, we believe that the current macroeconomic outlook still looks very strong. Low unemployment, growth in personal disposable income, small increases in inflation, steady fuel prices and availability of credit all point toward the positive for our end-markets. Perhaps the most encouraging sign of all is how younger buyers are continuing to spend their disposable income on the RV lifestyle. By 2025, this younger generation will reach 30 to 45 years of age, which is decidedly in the RV industry's long-term favor. We believe this generation should continue to come into the RV'ing lifestyle in big numbers, which is why LCI is spending considerable resources and innovating new features that center around connectivity, button press features as well as big changes around component aesthetics and functionality. Ultimately, having more younger buyers will help create a new normal with respect to higher long-term industry shipments.

Our content for towable RV and motorhome both increased significantly over the same quarter last year. Content for towable RV increased 9% to $3,456 and motorhome content increased to $2,480, up 15% from the same quarter last year. This increase is happening at a time when many customers are decontenting their floor plans to stay ahead of cost increases due to rising commodity costs, but at the same time, the OEMs are trying very hard to differentiate their models from competitors.

We are proud of all the teams at LCI responsible for this positive content movement in light of the tougher environment. The focus we are putting on being a value-added engineered products company for all the markets we serve through our R&D, sales and manufacturing efforts is clearly paying off.

We continue to drive even more value with our core products like windows, furniture, doors, chassis and axles and finding ways to integrate more value-added features to these core products to give us an edge over other suppliers. Value-adds to core products help our content just as much as creating new products. Through LCI's innovation team and sheer volume of core products, we have a proven process that allows us to add meaningful revenue quickly through featuring up and adding value to our big volume of core products. The RV industry is not the only benefactor of our R&D efforts. In early October, LCI and Taylor Made showcased several innovative new products, including power, heated and cooled chairs for boats as well as they introduced a new windshield technology that features integrated lighting and enhanced sound technology that actually uses our windshield glass as a sound amplifier. Most notably, Taylor Made won an innovation award for an industry-first pontoon cover that has the ability to funnel and drain water out of a boat without having to install the cumbersome vertical poles inside the boat while the cover is still on. On the adjacent market front, we've seen solid gains, where revenues for Q3 were approximately $158 million, up from $106 million or 48% from the same quarter last year.

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As we've been discussing at length over 2018, one of the most important things LCI is doing right now is transforming the identity of our company from being known historically as an RV and manufactured housing components supplier to being regarded as a supplier of components to many different vehicle markets, including other leisure markets, such as marine and cargo, commercial vehicle markets, such as trains, buses and specialty truck to European vehicle markets and the aftermarkets of these related sectors just mentioned.

With 30% to 40% continued growth in these markets, we believe we can get RV to represent around 40% of our total revenues. Last year at this time, RVs were 72% of our last 12 months revenues, while this year it's closer to 66%.

In addition, margins in these other areas are stronger than our typical RV margin profile. Diversification is a key focus for our teams and whenever the next correction comes, we believe that we will be in a much better position than ever for revenue and margin stability.

The Taylor Made acquisition we completed in February of this year continues to pay dividends, strengthening our customer relationships in the marine industry to new levels, not to mention introducing LCI to customers we didn't know prior. Today, LCI with Lexington, Taylor Made and other marine divisions is doing over $240 million annually in the marine sector. Our marine partners are beginning to look at us for innovative solutions, much like our RV partners started to do 15 years ago.

Recently, we collaborated with one of our boat customers on a slide-out system designed for pontoon boats, which happens to be the fastest-growing segment of the marine market. This system can take an 8-foot wide pontoon and expand it over 14 feet wide. We believe innovative products like this are game changers that will continually impact the way boat floor plans are designed, much like it did in RVs over 2 decades ago. Our R&D department also finished the design on an electric automatic leveling system created specifically for the European RV market. In mid-October, we showcased this system along with other European products at the Caravan Show in Dusseldorf, Germany and again at the Birmingham show in Birmingham, U.K.

This electric leveling systems garnered positive reviews at these shows and is a positive sign of things to come in this market, where LCI is just beginning our journey as a key component supplier to the European caravan market.

We will continually -- we will continue to innovate products through this using our broad-based core raw materials and manufacturing disciplines, which include steel, aluminum, wood, fabric, glass, electric motors, hydraulic power systems and electronics manufacturing. This broad skill set allows us to engineer just about any type of product solutions for industries we are in or other industries that we are not in who need innovative components suppliers.

Our Aftermarket business continues its strong growth. Sales rose to $64 million, up from $49 million or 31% from the same quarter last year. Year-over-year growth in this area is starting to become very meaningful as operating profits rose to $8.4 million from $6.9 million or 22% from the same quarter last year. We believe continuing to build relationships in the Aftermarket is the key to competitive advantage for the long-term and is exactly why we have added significant resources to our call center, warehouses, technical training facilities and training teams. We believe we are doing more in this area than any other supplier in the industry, and feedback from our OEM and dealer partners all over the country are echoing this sentiment.

As we stated before, LCI puts $1.5 billion in serviceable RV parts into the RV OEM market every year. As a result, we believe the replacement parts business will continue to grow and continue to add meaningful margin to our bottom line.

The Trump tariffs -- the Trump administration tariffs, both current and future, and the resulting actions by domestic suppliers have certainly had an inverse impact on many of our raw material prices in the last few quarters. Both aluminum pricing and steel pricing have risen significantly

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over the last 12 months and seemed to have peaked, but are not retreating as of yet. We believe some of these commodity headwinds should start turning into tailwinds next year and should put us in a much less constrained position with respect to commodities and margins. We have been working very closely with our customers to make sure we are passing along pricing increases at the right time and at amounts both sides feel is fair, based what's in and out of our control.

We have implemented a solid strategy to make sure that the effects of these tariffs are covered with our customers over the course of the next couple quarters and we are trying to get creative to figure out where we can save through different offshore sources, VAVE projects, OEM decontenting and other creative ways we can work together to mitigate any inflation product pricing that the end consumer might feel.

We have already taken swift action around several cost directive measures within the company to prepare for the lower short-term volumes as well. We scaled back our capital expenditure budget next year in order to boost ROI and improve cash flows. Run rate savings around lean, continuous improvement and automation initiatives looks to be about $14 million. In 2018, we have had over 1,500 additional team members complete lean training as part of our efforts to build a culture of continuous improvement and finding more projects that will save cost to help mitigate rising commodities in the business.

We are also working hard to continue our cultural transformation journey by building better leadership at the front lines of our business, which has led to longer-term retention of our team members. When we keep people longer, they really develop solid relationships with one another and as a result they stay with the company longer, which has a direct and long-term impact on quality, safety, efficiency and innovation.

Our goal is to create a working environment our people don't want to leave, and we are proud to say that our attrition rate has fallen below 32% from 115% just a few years ago.

This is well below the industry average and was possible through being extremely intentional and diligent about our culture.

In closing, I want to thank all the teams at LCI for the quarter. The short-term, tougher environment is nothing that our teams haven't seen before. Our teams are dedicated to making LCI the very best supplier to the industries we serve, and I can't thank them enough.

We also want to thank all of our customers who have remained patient through these challenges and we truly appreciate their continued support.

I will now turn to Brian Hall, our CFO, to discuss more details of our Q3 financial results.

Brian Michael Hall LCI Industries - CFO
Thanks, Jason, and good morning to everyone. Over the next few minutes, I will provide some additional color regarding the operating results as well as point out some highlights of our cash flows and financial position.

Our consolidated net sales for the third quarter of 2018 increased approximately 9% to $604 million, reflecting solid organic growth in all the industries we serve as well as the impact of acquisitions, offset by the year-over-year decline in RV wholesale shipments.
Year-over-year growth attributable to acquisitions was just under $56 million for the quarter.

Net sales to our original equipment manufacturers of RVs, boats, manufactured homes and school buses, just to name a few, increased 7% to almost $540 million. Sales to RV OEMs, our largest customer base, declined 4% compared to the third quarter of 2017 due to the year-over-year decline in RV wholesale shipments, partially offset by strong growth in content per unit and acquired revenues of $11 million, which primarily impacted the motorized RV sales bucket.

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Sales to adjacent OEMs grew over 48% to $158 million for the quarter, with acquired revenues contributing $37 million of the $52 million in growth. The Aftermarket Segment increased sales 31% to almost $64 million for the quarter. Acquired Aftermarket revenues were $8 million. As Jason commented earlier, the results of the quarter positively reflect our strategy to invest in markets outside of North American RV.
International, Aftermarket and Adjacent industries have all contributed significant year-over-year growth and now represent almost 34%
of our consolidated net sales.

International sales now represent over $90 million of annual net sales, in addition to the Aftermarket Segment contributing almost $250 million of annual net sales. Marine is contributing in a significant way to the growth in adjacent industries and now represents almost
$240 million of annual net sales.

Motorized RV content per unit for the 12 months ended September 30 increased $328 or 15% to $2,480 per unit, while towable RV content per unit increased $284 or 9% to $3,456 per unit.

Growth in furniture, windows and Furrion were key contributors to the increase, partially offset by the continued shift towards more entry-level product, which tend to carry less content per unit, and the recent decontenting mentioned by Jason previously.

Sales of Furrion products have increased over 50% year-over-year and now account for over $215 of towable RV content per unit.

Our consolidated net sales for the year-to-date 2018 period increased 21% to over $1.9 billion. Organic growth of over 10% and acquired revenues of $172 million were the primary drivers.

Turning to profits, our gross margins were 20.8% for the quarter. Material costs, primarily steel, aluminum and foam have increased significantly over last 18 months, and we experienced even higher increases in the first half of 2018 indirectly from the new tariffs on steel and aluminum.

Several cost-based pricing initiatives have been implemented, many of which have taken effect during the latter part of the second quarter and first part of the third quarter. These pricing initiatives have now stabilized the cost inflations we have been absorbing for the last 18 months, and materials costs, as a percent of sales, have remained relatively consistent on a sequential quarter basis.

Our teams have been focused on cost reductions to combat the decline in RV sales and have shown favorable reductions. However, these reductions have been offset by the unfavorable impact of fixed cost absorption. Our teams are in the process of executing several cost reduction initiatives, which should provide some future relief. However, margin pressures are expected to continue through the fourth quarter.

Selling, general and administrative expenses as a percent of sales remained relatively consistent when compared to the third quarter of 2017. The rising cost of transportation, due to fuel price and driver shortages, have negatively impacted the margins by over 30 basis points, partially offset by favorable operating leverage.

Noncash depreciation and amortization increased almost $4 million for the third quarter of 2018, driven by acquisitions and capital expenditures.

Q3 diluted earnings per share increased to $1.33 per share compared to $1.26 per share in Q3 of 2017. The increase in profit resulted from incremental sales and the reduction in effective tax rate, partially offset by increases in materials and other costs as previously mentioned.

The effective income tax rate for the third quarter was 23%, benefiting from the Tax Cuts and Jobs Act, and we are still estimating the 2018 full year effective tax rate to be 22% to 24%. The company still maintains a strong balance sheet and cash flows remain strong as well. Our

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current leverage position relative to EBITDA is 0.8x, providing us with the flexibility to take advantage of strategic investment opportunities. We continue to focus on putting our capital to work through disciplined strategic investments.

Operations have generated almost $118 million in cash flows year-to-date, of which $93 million has been reinvested into the business for capacity needs and automation. While capital expenditures have been significant in 2018, we are anticipating much more normalized levels in 2019.

Additionally, excess cash flows and borrowings have been used for over $157 million of business acquisitions and returning over $44 million to our shareholders in the form of dividends.

Lastly, our Board of Directors has authorized a $150-million stock repurchase plan, reflecting our continued commitment to a balanced capital deployment strategy and our confidence in the future performance of the company.

That is end of our prepared remarks. Latif, we are ready to entertain questions.

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QUESTIONS AND ANSWERS

Operator
(Operator Instructions) Our first question comes from the line of Greg Badishkanian of Citi.

Gregory R Badishkanian Citigroup Inc, Research Division - MD and Senior Analyst
Just had a few quick questions. First, October sales up only 1%. I'm wondering where the -- where maybe the deceleration came from? Was that the core RV business versus Aftermarket, Adjacent or International businesses? And also, what was the organic sales growth ex acquisitions be for the October figure you talked about?

Jason D. Lippert LCI Industries - CEO & Director
Greg, on the sales drop for October, that was largely RV. Our other businesses in Adjacent and Aftermarket are still growing nicely. So Brian, do you want to handle the organic sales?

Brian Michael Hall LCI Industries - CFO
Yes. I mean, I think everything as it relates to RV industry with content and many of the markets that we serve, I haven't seen anything that has changed significantly in October. As Jason mentioned, it's truly driven by the production levels within the RV space.

Gregory R Badishkanian Citigroup Inc, Research Division - MD and Senior Analyst
Right. And historically, maybe you've talked about it, mid-single digit retail growth expectation. And you talked about traffic still being fairly strong, is that still reasonable and maybe just thoughts on motorhome versus towable outlook for the next few quarters?

Jason D. Lippert LCI Industries - CEO & Director
I think it's reasonably good compared to last year, considering last year was a big year. But it feels like retail is flat. It doesn't feel like it's down right now. I mean, we're talking to dealers and we're talking to customers, but doesn't feel like it's up. It doesn't feel like it's up over last year, which was good. So I mean we consider a flat environment compared to last year pretty good. But kind of looking for the next quarter to remain flat and maybe a good chunk of next year to be flat. And motorhome over towable, I think motorhomes are probably -- they've probably gotten hit hardest this year. I don't know if going forward that will continue. But what these guys have done historically, I think the OEMs have done a great job of continuing to create more affordable products that are appealing with the lower price points, which is really where all the retail action is happening right now.

Gregory R Badishkanian Citigroup Inc, Research Division - MD and Senior Analyst
So share your best guess, which is -- no one knows until it happens, but probably the next few quarters flattish type of retail growth on top of very strong retail growth in the previous years, is that in that range, or...

Jason D. Lippert LCI Industries - CEO & Director
Flattish, I think flat is a good assumption, but we don't know.

Gregory R Badishkanian Citigroup Inc, Research Division - MD and Senior Analyst
And it could go to the upside, depending on a lot of factors, but okay. That's a conservative assumption. And then, on the interest rates impacting

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dealer stocking levels, is that something you've seen historically happen in the past that, that would have -- that might have an impact on the dealers' stocking levels?

Jason D. Lippert LCI Industries - CEO & Director
Yes, I mean their carrying costs go up obviously. So whenever they get hit in the pocketbook, I think that their first reaction is to make adjustments and that's what they are doing. Given the fact that they could get -- they can get products fairly quickly from the OEMs right now, I don't think they're worried about taking their inventories down a little bit farther. But we're just kind of waiting to see where that all ends up with the interest rates going up and having this impact. I think it's going to take a few months to see how this -- how it all boils down.

Scott T. Mereness LCI Industries - President
Greg, this is Scott. One other comment as it pertains to dealer inventories. Since April of '18, towable inventories have declined 56,000 units, which we think is a healthy reduction. Certainly, it's going very quickly in the right direction. The year-to-date number is negative -- almost 21,000 units. So definitely a lot of progress has been made in correcting inventories. However, still not exactly where people want to be, but a huge step in the right direction.

Gregory R Badishkanian Citigroup Inc, Research Division - MD and Senior Analyst
Okay. And just one final one. In terms of decontenting, it does look like the OEMs are looking to cut costs. But you've seem to, sort of, counter that in terms of adding value and other. What are the key reasons why maybe you haven't seen that trend, which is more of an industry trend? How can you -- why do you kind of buck that trend?

Jason D. Lippert LCI Industries - CEO & Director
Well, I think part of it because our products are not commoditized. They're more innovative designs and engineered solutions specific for certain things that the RV OEMs are looking for, take a leveling system or special slide out system. I mean, we tend to gravitate towards products that the consumers, they like the feature. They're not going to give it up. Electronic stabilizers and leveling for towables and things like that. I mean, they might be willing to take a different style interior component, but they're not going to give up a leveling system or a slide out or things that might be -- remote controls and things like that. So I think that's a big piece of it. We just engineer and sell products that typically aren't the commodities that are going to be decontented. And there are some brands that aren't decontenting at all right now. They're simply just making changes around some of their interiors and exteriors that are just different that cost less money, that aren't really a lesser value. So there's all sorts of stuff going on. I just would focus on the fact that RV OEMs and the supplier OEMs, we're all focused on how can we take cost out of the units so that the impact felt to the end consumers is relatively minimal. And they keep buying, and they are incented to buy.

Operator
Our next question comes from the line of Kathryn Thompson of Thompson Research Group.

Unidentified Analyst
This is Bryan on for Kathryn. I wanted to ask about the gross margins in the quarter, came in at 20.8%, and I think last quarter Q2 was 22%. And I believe on the prior conference call there was some commentary saying gross margins could be flat sequentially. I just want to ask kind of what the drop was for that, if it was strictly the OEM reduced levels or if it's price/cost mix, tariffs, kind of what the driver for that was?

Brian Michael Hall LCI Industries - CFO

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Bryan, I think you're right on top of it. Primarily, I would say that going into the quarter, we probably didn't expect the production drop that we saw on the RV side of the business. That's the primary driver. As I mentioned in my remarks -- my prepared remarks, the material component has remained relatively consistent and that's the item we've been chasing for a long time. But at these sales levels, the fixed costs spread across the lower sales base is really what's driving the gross margin compression.

Jason D. Lippert LCI Industries - CEO & Director
And we're still changing -- we're still chasing price increases on some of this stuff so that's part of it and I would say that the good news and bad news about what's going on is the good news is we recognize the inventory issue and are correcting it fast. The bad news is that it gets corrected fast and it's hard to keep up in any one quarter without having time to make adjustments on the business side.

Unidentified Analyst
Got it. Makes sense. And one last one on the acquisition contribution for the quarter. I think it might imply kind of organic revenue down a little bit for the quarter. Was it, again, kind of strictly due to the OEM slowdowns and what does that then look like for Q4 and maybe even bleeding into Q1 and Q2 next year as inventories are kind of corrected?

Brian Michael Hall LCI Industries - CFO
[Bryan,] again, I think your points are valid. It's primarily driven by the RV piece of the business given its significance. Organic growth in the other channels ex acquisitions was, I think the adjacent industries was around 10%. All of them are within that range or in excess or didn't really see any declines in other categories. It is primarily driven by the RV business.

Unidentified Analyst
So does that reverse by Q1 or Q2 or how -- when does that kind of switch back?

Brian Michael Hall LCI Industries - CFO
Well, I mean, we need to get industry growth in positive or flat territory. So obviously, we talked about Q4 expectations, not seeing growth from the wholesale perspective. We think that the inventories -- the inventory matter that we've been discussing for the last 6, 7 months it seems, it should be corrected by Q1. So I think within Q1, Q2 you should start to see those things come back into alignment.

Operator
Our next question comes from the line of Scott Stember of CL King.

Scott Lewis Stember CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst
Just looking at your October numbers that you talked about, it sounds as if shipments are probably running in the same range down that they were in September. And obviously, you don't have a crystal ball but would you assume probably we're looking at that kind of run rate for the rest of the year? Is it -- basically saying is it safe to assume just looking at the run rates for this one quarter or this one month of October that we could be looking at that kind of sales rate for the entire business for the quarter?

Jason D. Lippert LCI Industries - CEO & Director
We're thinking 12 to 15 for the quarter down, but we don't -- obviously don't have November and December's results in yet. So we just -- it feels like there is adjustment that is still going to take us through the course of the rest of the year and that's kind of our best guess, but could be better, could be worse. I don't think it's going to be down for the quarter as much as September. I think that was a just a big slamming on the

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brakes and immediate adjustment that you wouldn't expect to continue through a full quarter.

Scott T. Mereness LCI Industries - President
And, Scott, one other comment. We saw a similar type pattern in June and July just with some of the publicly traded companies having different quarter-ends. So it's possible that there could be a little bit different numbers as compared to September, like you saw in the June and July numbers.

Jason D. Lippert LCI Industries - CEO & Director
And a couple of the OEMs commented as well that Open House being back a year -- or being back a month -- getting back a week later had some impact on the September's wholesale numbers as well. So keep that in mind.

Scott Lewis Stember CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst
And so it sounds like October probably was a little bit better than what we saw in September, I guess, with more or less bad?

Scott T. Mereness LCI Industries - President
I would say that's fair comment sure.

Scott Lewis Stember CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst
Okay. And on the margin side of the equation, just trying to model out for the rest of the year and just trying to place things. Obviously the sales levels will probably be under a little bit more pressure for the entire quarter versus what you saw this last time. Where do you thinking margins can be, I guess, in this quarter coming up and as we head into next year? Are we looking at sequentially around the same levels or maybe a little bit better or worse?

Brian Michael Hall LCI Industries - CFO
This is Brian. I would look at it as -- we still have the pressures of the volume. So I think that to be similar, if not down slightly, would be a reasonable expectation.

Scott T. Mereness LCI Industries - President
In the fourth quarter.

Brian Michael Hall LCI Industries - CFO
In the fourth quarter.

Scott Lewis Stember CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst
Okay, and just going back to retail. Obviously we know that motorized has been underperforming towables. When you talk about flattish market, are you referring to the entire market? And if you were just to talk about towables, would you be talking up low single digits to mid-single-digit versus...

Jason D. Lippert LCI Industries - CEO & Director
Over what period, Scott?

Scott Lewis Stember CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst

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Just in general, as what you're seeing right now, what you're hearing about right now in the market.

Jason D. Lippert LCI Industries - CEO & Director
We feel -- I think we feel that next year -- we feel this year is going to end up in the 490-ish, low 490s, somewhere in there. We feel next year will be flat to 18's total output probably will be lop-sided. It will be less production on the front half, where we had more last year and maybe more in line with or little bit higher than what we're seeing this year because some of the stark drops we've had just in the back half of this year. So that's kind of our expectation.

Scott Lewis Stember CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst
Are you talking shipments right now?

Scott T. Mereness LCI Industries - President
Yes, Wholesale.

Scott Lewis Stember CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst
I was just talking retail.

Jason D. Lippert LCI Industries - CEO & Director
Okay. So retail, we feel probably flat to maybe up a little bit, depending -- it depends on how some of the tariffs play out because we still don't have the final, final answer on that. And we need to wait a few months for the inflationary impact of that to all settle in and figure out well, is it going to have impact? Are they going to do anything else with interest rates? Some of those things are going to -- we've got to kind of wait it out and see how that's going to play out in retail. But I think if you -- our stance right now is that might be flat to maybe up a little bit, maybe down a couple of points or maybe up a couple points, but in that range.

Scott Lewis Stember CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst
And then just lastly on tariffs, maybe you can just remind us again, the components -- it's my understanding that the majority of components in an RV are not coming from China. I know that you have Furrion product and some other stuff that I believe is coming from there. But maybe just percentage of your business that we have to be concerned about that are involved with these tariffs for next year.

Scott T. Mereness LCI Industries - President
Scott, this is Scott. So the good news is, we feel very comfortable that we're going out with the appropriate amount of increases to cover the cost. It's something that affects almost all companies that are importing products from overseas and specifically from China. And so it's hundreds of millions of dollars worth of impact in terms of the spend, but the message that we want to give to our shareholders would be that we are taking appropriate actions to mitigate the tariff expense.

Scott Lewis Stember CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst
Got it. And would some of that also be working your suppliers to eat some of the cost?

Jason D. Lippert LCI Industries - CEO & Director
Absolutely, yes. Changing suppliers, VAVE, lean continuous improvement, pricing increases, all the above and we're kind of minimizing impact to the consumer and to our ultimate customer on the OEM side.

NOVEMBER 01, 2018 / 3:00PM GMT, Q3 2018 LCI Industries Earnings Call

Scott Lewis Stember CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst
And you do have some leverage I imagine with some of the folks over there that are dealing in dollars and that have made money on the decline in the currency?

Scott T. Mereness LCI Industries - President
Correct.

Operator
Our next question comes from Dan Moore of CJS Securities.

Daniel Joseph Moore CJS Securities, Inc. - Director of Research
Just wondering if you could drill down a little bit into some of the individual products that are kind of fueling content gains. Where is Furrion today, remind us in terms of content. And where might that be 2 or 3 years from now?

Jason D. Lippert LCI Industries - CEO & Director
Do we have a number on that?

Brian Michael Hall LCI Industries - CFO
Yes, I think -- I mean, if you look at our -- I know we talked through this a few times before, Dan, but within our investor deck, the opportunity that we've defined in there in electronics and appliances, which represents the Furrion space, I mean, that would -- what's the number, Scott?

Scott T. Mereness LCI Industries - President
$215 -- $215 today, Dan. That's over -- run rate-wise, it's over $100 million. I think we talked it in our prepared remarks, $90 million on an LTM basis. We acquired $30 million -- if you want to look at it that way, $30 million at the -- 3 years ago, so it's tripled in 3 years. And then going forward, we've got over $800 million of incremental addressable market on top of the close to $100 million that we're doing today. So I think you could potentially look at how much market share do you get of the $800 million and $100 million represents -- $100 million represents $215 million. So do we see a couple of hundred million dollars worth of possible growth over the next 5 years? It's a big enough market that it's a reasonable target to think that the business could double again, if not a couple times. So we feel very comfortable saying that, that's going to continue to be a big content growth story for the next few years.

Jason D. Lippert LCI Industries - CEO & Director
We've got products all over the board too, Dan. All of our core product groups are releasing new products and they're coming out with new features and benefits in all those areas like we've discussed on the prepared remarks. So there's a lot going on everywhere in the business. And you know you have Europe, Marine and Aftermarket where we're growing significantly on all those areas that makes better story than just being 100% RV.

Daniel Joseph Moore CJS Securities, Inc. - Director of Research
Got it, helpful. And in terms of some of the tools that you're using to offset the potential impact of tariffs, are you building inventories and would you expect to do a little bit of that in Q4 as well?

Scott T. Mereness LCI Industries - President

NOVEMBER 01, 2018 / 3:00PM GMT, Q3 2018 LCI Industries Earnings Call

Slight. When you look at especially -- when you look at the Chinese tariffs, I mean, it's difficult within a 90-day period to be able to logistically pull that out. But there is some ability to do that. I would tell you that some of the other things that we're working on is sourcing through other suppliers and in some cases, in other parts of the world. So finding new suppliers, bringing in a little bit of inventory and continuing to look at either alternative materials or different ways to manufacture product to continue to save money.

Daniel Joseph Moore CJS Securities, Inc. - Director of Research
Helpful. And last one from me. You mentioned, Jason, that the 40%, I don't know if it's a goal necessarily, but pushing RV-related revenue maybe to closer to 40% over time. Is there a time frame that you have in mind? I recognize there are a lot of market factors that are out of your control, but just help us kind of frame that, I'd appreciate it.

Jason D. Lippert LCI Industries - CEO & Director
Yes, within the next 3 to 5 years, that's probably kind of what we're thinking. It depends on what the RV market too, I mean, we could see a 5% or 7% move in favor of adjacent markets and an Aftermarket, Marine and International moving to a bigger piece of the market if the RV market has a hiccup or something like that. So -- but we're going to continue to focus on all those other markets, and we see tons of opportunity there obviously and our growth rates of 30% to 40% in those key areas are helping fuel, like I said, a great story for our company and giving us a lot of opportunity. Our acquisition opportunities, at this point in time, are almost all focused on outside RV businesses in these related markets.

Daniel Joseph Moore CJS Securities, Inc. - Director of Research
Okay. And then lastly margins, maybe looking out a little bit more into '19, you mentioned you maybe could get a little bit of a relief on input costs, we will see. But if we kind of stayed where we were are, flat from here, will you be fully caught up in terms of pricing as it relates to kind of looking at margins year-over-year into 2019?

Brian Michael Hall LCI Industries - CFO
I mean, I think a couple of points there. As our input costs are climbing, we usually don't go out with ten levels of price increases and chase it all the way to the top. So we've maybe left a little short there, but so you'd certainly need the expected reduction in those input costs, which as you mentioned when that may take place, who knows what will see what the commodity markets do. Beyond that, the sales growth coming back to more normal levels like we've been discussing within Q1, Q2, should help give us the additional leverage along with some of the cost reductions that we're in the process of implementing internally. So all those things contributed should start to help to start to bring our margins back, headed in the right direction during the first half of 2019 and hopefully improve from there beyond that.

Scott T. Mereness LCI Industries - President
Dan, I would just add maybe to Brian's comments. I think just maybe said another way that the very peak of raw materials is never something that we price all the way to the top, and when you look at that, if the top became the new normal, then we would look at what we needed to do to make an acceptable margin. So you know those are ongoing evaluations that are happening and assessments of the raw material markets. And so as we continue to ask ourselves the question, what is the new normal and how does that compare to our margins? We continue to assess what we need to do to be where we want to be.

Operator
Our next question comes from Seth Woolf of Northcoast Research.

Seth Woolf Northcoast Research Partners, LLC - VP & Research Analyst

NOVEMBER 01, 2018 / 3:00PM GMT, Q3 2018 LCI Industries Earnings Call

So kind of wanted to follow-up on the 2019 theme. Starting with margins, is it fair to interpret the commentary if raw materials kind of holds steady that could have a little pressure in the first quarter and then we would see some improvements quarter 2 through 4, assuming the volume holds in the way you guys expect it which is flattish at this point?

Brian Michael Hall LCI Industries - CFO
Yes, this is Brian. That's exactly how we're looking at it today.

Seth Woolf Northcoast Research Partners, LLC - VP & Research Analyst
Okay. And then just on the retail piece. I mean, it seems like throughout the entire year, the view of what's happening at retail keeps moderating -- keeps racheting lower and lower and lower, and weather was an issue early on but there shouldn't be any weather impact. So I guess, what do you think is causing the slowdown? And at the risk of being cynical, why wouldn't -- what's to say that this stabilizes next year?

Jason D. Lippert LCI Industries - CEO & Director
So when you say it's, ratcheting down. I mean, we're seeing a few points drops here and there on our end. And again, we're just going with what -- we talk to a lot of dealers out there through our Aftermarket about a run rate of $250 million. We're talking to a lot of dealers these days. So we ask a lot of that -- a lot of those questions on how does it feel? And again, some of this is dependent upon how tariffs and pricing plays out and we know what the ultimate pricing is for the consumer. That may or may not have an impact come Q1, Q2 next year. We feel the economy is stable enough to drive a flat retail demand for our products. Fundamentally, there is not a crazy amount of changes going on, a little pricing pressure on the product, which we think some of that we begin -- we know some of that will be mitigated through the way our customers end up recontenting and decontenting depending on the products to meet consumer pricing expectations. But for the most part, that's -- with dealer input, our OEM customer input and then just looking at the fundamentals, I think we said it could be down a couple points, it could be up a couple of points. But we don't have a reason to believe that it is going to fall way outside of that margin one way or the other. There is just nothing telling us that right now.

Brian Michael Hall LCI Industries - CFO
I think how I would look at it is the key economic factors that have historically aligned or correlated well with the RV industry obviously are consumer confidence, which is at an all-time high. So you have that going for you. You have interest rates as a driver and interest rates while going up and subject to further increases, are still at below average rates. So when you start looking at those key ones, I think it positions the industry well, and I think what Jason is saying just to maybe clarify a little is you look at the tariffs, and I think this is no different than any industry. It's creating a big unknown. And that's the piece we need to see play out and the impact that it has on the end consumer. So I think that's maybe why we were a little cautious is let's see how the tariffs play out and any resulting or potential change in buying habits.

Scott T. Mereness LCI Industries - President
But there is no question, Seth, that when you look at wholesale numbers for next year, once they return to normalized levels, these are very healthy levels that lots of businesses, including ours, can play their game well and make a lot of money, grow content, do acquisitions. And I think that we're still in a quarter or 2 of a depressed environment where inventory reductions are making it appear as though it's worse than it really is. So once that dust settles, which is around the corner, I think we feel very -- more comfortable saying that we'll return to a more normalized healthy business environment, where we're poised to do well that are almost near-record levels.

Jason D. Lippert LCI Industries - CEO & Director
And retail outpacing wholesale is a good thing. Obviously, that's going to bring things more in to the line for our markets and we will just

NOVEMBER 01, 2018 / 3:00PM GMT, Q3 2018 LCI Industries Earnings Call

-- after all this negativity plays out on the elections and the tariff commentary and inflation pressures and things like that, I think we will be in a much better position.

Seth Woolf Northcoast Research Partners, LLC - VP & Research Analyst
Okay. Just real quick on Wholesale. We've seen the last couple of months and what you're talking about. You said it kind of caught you off -- you really -- the magnitude of the shipment declines were little bit more severe than you would've thought and Patrick had similar commentary. So do you think it has something to do with what their dealers are seeing at retail or do you think it's just a function of them knowing they had some leverage this year and they're trying to take advantage of it or what are your...

Jason D. Lippert LCI Industries - CEO & Director
It's that, and a little bit of the interest rates too and once they started reducing inventories. And again, the inventory reduction while it's a little bit painful on the OEM side for everybody to make these quick adjustments, it's healthy in the near and the long term for the industry. I mean, lower inventories are going to be healthy for us. So but it's a little bit of interest rates, it's a little bit of them knowing there is inventory in Elkhart. They can get product quick if they need it. So they don't worry as much about being 12 or 16 weeks out on getting product. They know that they can get relatively quick, which kind of changes their ordering habits and thoughts around when to order inventory and how much to carry. So I don't know if that answers your question. And keep focused on the $500 million that we've got run rate between AM and Marine and then our Europe business. And Thor jumping into the Europe market is a big positive for us and them, continues to help us both diversify in areas that aren't dependent on what the North American RV direction is.

Seth Woolf Northcoast Research Partners, LLC - VP & Research Analyst
Real quick on that since you brought up the Hymer deal, what -- when you talk about -- when you're thinking about CapEx, are you going to ramp up any CapEx to be able to accommodate opportunities with Thor over there?

Jason D. Lippert LCI Industries - CEO & Director
Not really. We've got several facilities over in Europe, in the U.K., Ireland and Italy. So I think we're well positioned. We are getting to know the market really well, and we hope that Thor will really help push the whole slide-out movement, which we're already in front of on design and product and some of that introduction early on over the last 4 or 5 years. We think Thor will help expedite that. Whether they do or not remains to be seen, but we think that they will have some impact there, which is good for us.

Operator
Our next question comes from Alice Wycklendt of Baird.

Alice Linn Wycklendt Robert W. Baird & Co. Incorporated, Research Division - Junior Analyst
I wanted to follow-up on some of the content trends. I mean, you've talked about your success with content per unit. Despite the decontenting that's been going on with OEMs, but I'm wondering what extent could your aftermarket business ultimately benefit from that decontenting trend, such that units are sold in maybe more basic condition today, but are designed to accept features down the road?

Jason D. Lippert LCI Industries - CEO & Director
Well, I just answered that real quick by saying that, again, a lot of our stuff isn't being decontented and then we're selling up these -- these upgraded features also to the Aftermarket. And the -- the bigger Aftermarket items are stuff people are always going to replace. One of our largest aftermarket items is furniture. So you're not going to stop putting furniture in the RVs and everything we sell in the Aftermarket is

NOVEMBER 01, 2018 / 3:00PM GMT, Q3 2018 LCI Industries Earnings Call

retrofittable to many of the products that are out there. You can mix and match what we offer in terms of things like furniture and mattresses and upgraded stabilizing systems and things like that.

Alice Linn Wycklendt Robert W. Baird & Co. Incorporated, Research Division - Junior Analyst
That helps. And then I just another follow-up on inventory on the balance sheet actually though. So that's grown considerably over the past several quarters, maybe some of that, as I mentioned earlier, is an inventory build ahead of some of the tariffs impacts. But can you talk about the key drivers behind that year-over-year growth and maybe when we should expect it to moderate?

Brian Michael Hall LCI Industries - CFO
Couple of things, Alice. In addition to potential builds due to tariffs, you also have in a rising commodity environment we might take advantage along the way and make some hedge purchases there as well. And then with the sharp pullback in volume, obviously you get the resulting impact in our inventory turns that you see. But the third item that I would throw out would be -- as our Furrion business grows, our Aftermarket business grows, there is a number of businesses like that, that tend to come with lower inventory turns and those happen to be some of the areas that we're growing significantly. So I think that's the third contributor to some of the inventory build.

Alice Linn Wycklendt Robert W. Baird & Co. Incorporated, Research Division - Junior Analyst
And just on capital allocation, how would you prioritize buyback activity now with this share repurchase authorization versus M&A? And then in the M&A market, have you seen valuation expectations come down amongst potential targets at this point?

Brian Michael Hall LCI Industries - CFO
Yes. I mean, we consider the returns on all 4 options between dividends, repurchases, CapEx, acquisitions as we try to remain disciplined and look for the returns that we want. Acquisitions, we certainly still see opportunities there and, so we are weighing those versus a share repurchase. Now at these depressed levels that I think a lot of the RV and related stocks are trading at today, it's certainly a nice investment opportunity.

Scott T. Mereness LCI Industries - President
But we still -- Alice, we still prioritize M&A and investments back in the business via CapEx as probably the predominant as you've seen historically, we're pretty consistent allocators of capital. We still prioritize those at the top of that list.
You might just see us move -- as a result of announcing the stock repurchase you might see us move closer to our -- a top level leverage that we're comfortable with quicker because we're going to be evaluating acquisitions, but we're going to be buying stock back in the process. So does it answer both of your questions or did you have...

Alice Linn Wycklendt Robert W. Baird & Co. Incorporated, Research Division - Junior Analyst
It does. That's great.

Operator
Our next question comes from Steve O'Hara of Sidoti & Company.

Stephen Michael O'Hara Sidoti & Company, LLC - Research Analyst
Just curious. So I think most have kind of talked about flat or I think low single-digit retail growth next year. And I'm just wondering if you get that versus, let's say, flat retail and you continue to see kind of declines in the wholesale shipments, at what point does the inventory level get

NOVEMBER 01, 2018 / 3:00PM GMT, Q3 2018 LCI Industries Earnings Call

to an area where maybe wholesale growth has to kind of jump a little to catch up? And can you talk about that a little bit. I mean, it seems like if retail holds in, you could be in at a niche -- at a point where wholesale coming down in the second half or the fourth quarter and then probably in the first month of January at the very least, where do you have to -- where does that shake out in terms of if retail starts to pick -- be a little stronger than maybe...

Jason D. Lippert LCI Industries - CEO & Director
I think part of that is that -- I will answer. I know the other guys probably have their own comments. But part of it is how creative and how aggressive the dealers are going to be in lowering their current inventories. We don't know -- we know they're going to continue to lower. We just don't know how far down and every level they drop in terms of keeping their inventories low based on what product they believe is or isn't in Elkhart County to order quickly, really changes the answer to that question. So like we said in the prepared comments, we think that it will be right sized by Q1, at the latest Q2, but we're definitely headed that way quick if retail stays strong, solid.

Brian Michael Hall LCI Industries - CFO
I think that one thing I would add to that given the capacity adds that the OEMs have done, I don't think that you'd need to see maybe as a significant of a ramp-up in Wholesale as maybe you would have saw a couple of years ago when they were chasing the retail numbers. So there is enough capacity there now that you shrunk that lead time needed and so our Wholesale can mirror up with retail a little closer and on a quicker basis.

Scott T. Mereness LCI Industries - President
Steve, one way to look at it would be that on an LTM basis, retail, this is combined retail, it's about 472 -- almost 473,000 units. So if you think about what Brian just said, if you think if that's closely matching up wholesale versus retail, that's maybe a good way to look at what the expectation is, if they want to run a little bit more wholesale than retail for a slight inventory build. I think Jason earlier said 490-ish for '18, this number is 473. So we're kind of talking about probably something that would be somewhere in between those two numbers would be a good guess on the wholesale.

Stephen Michael O'Hara Sidoti & Company, LLC - Research Analyst
Okay. And then maybe just on the retail and the industry has been talking about bringing new entrants in and that's I think long-term growth, et cetera. I mean, so if retail kind of backs off or flattens out next year, I guess, is that due to fewer -- obviously is just a guess, but does that imply the demand is actually worse than expected because you're seeing the millennials or whatever keep coming in, but the traditional RV consumer is kind of pulling back a little bit? And I mean, if the industry itself is attracting new entrants, shouldn't that be almost a natural increase in RV, assuming, let's say, the economy expands?

Jason D. Lippert LCI Industries - CEO & Director
I think you've got to consider the environment that we're in right now. And I think we just got just some turbulent type environment, when you consider some of the stuff going on with the election, the talk of the tariffs and some of the inflationary impact, the interest rates. So I think it's just we're in a temporary -- people trying to guess what's going on. But like we keep talking about the future and the fundamentals are solid, whether you're talking about the economic fundamentals or whether you're talking about the industry fundamentals. We're kind of bouncing around right now, trying to find where we're at and we might find that 500,000, 510,000 or 480,000 might be the new normal based on the new entrants that already have come into the market. But I think we've really got to ride the next few quarters out to continue to see whether that momentum continues to be real or whether it's -- whether we're just kind of the new entrants have come in and they're there, but we feel that there is more runway and that the OEMs are there. It's creative as they have ever been on product and the product eye appeal and the floor plans available and

NOVEMBER 01, 2018 / 3:00PM GMT, Q3 2018 LCI Industries Earnings Call

the overall affordability of the products in the market are great.

Scott T. Mereness LCI Industries - President
Steve, one of the new slides that we have in our deck is that between 2018 and 2030, the 35 to 44-year-old population grows an additional 6.4 million people and roughly that's a 12-year period, roughly that's breaking down by about half a million individuals fall into that 35 to 44-year-old range and that's coming out of the new Stat Survey data. And we're seeing the fact that millennials have doubled in 4 years. They've gone just under from 4% to almost 8% of the market share. So in 4 years, the millennials segment has doubled and the next oldest segment, which is 35 to 44, they've grown by 33%. So they've gone from 15% to 20% in the 4-year period, actually 3.5-year period. So the population growing by 6 million individuals over the next 12 years and early signs over the last 4 years of these people significantly increasing their market share, I think are very good stats that show that we're going to continue to have some good tailwinds.

Operator
Our next question comes from Scott Stember of CL King.

Scott Lewis Stember CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst
And just couple of follow-ups real quick, talking about Hymer and Thor is moving to that market into Europe, could you talk about the immediacy or when you would expect to see any further traction in Europe because of that relationship?

Jason D. Lippert LCI Industries - CEO & Director
Well, I can't. We can't give you specifics on that obviously because we don't know. Once the deal closes, when it closes, we just think there is lots of opportunities. I think our relationship will bode well for -- we're already developing a very good relationship at this level here with the folks at Hymer and just having Thor involved will only strengthen that and allow us to present more opportunities. It's not going to be years, but it's not going to be months. So and we're just excited that they are getting involved. We love that company over there. They are a really high-profile brand with a great reputation. They've treated us really well as a supplier partner. Hope that answer your question?

Scott Lewis Stember CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst
That's good. And just finally, just not beating the retail question to death. Obviously, new tariffs have been all over the place and a lot of rhetoric going back and forth. But in the event that we were to see some progress, let's say, early next year. Would that change meaning either a feeling of the tariffs or a lessening of the impact, first of all, how do you go about adjusting for that, number one. Number two, does that change your view modestly at least about the potential for growth next year in the retail market? And that's all I have.

Jason D. Lippert LCI Industries - CEO & Director
We don't know what's going to happen. The List 3 10% has already happened in late September. We just have to wait and see what happens in late December if they're going to add the extra 15. And if they do, we're just going to have to continue to be more creative with pricing. And the different alternatives we have, the continued takeoff of our products so that we don't have to pass that all along to our OEM partners. But I thought you were going to ask me a question on how we're tracking towards $1 billion with all of our non-RV-related stuff.

Scott T. Mereness LCI Industries - President
I was hoping you just kept beating it to that.

Jason D. Lippert LCI Industries - CEO & Director

NOVEMBER 01, 2018 / 3:00PM GMT, Q3 2018 LCI Industries Earnings Call

Does that answer your question, Scott? We don't know, but we're confident that we can figure out with our customers as we have this year. It's been a pretty significant year for commodities increases around tariffs and the impacts of the tariffs have had on the domestic suppliers.

Scott Lewis Stember CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst
I guess, I was just trying to just make sure one of the reasons for your maybe conservatism for next year is because of tariffs and that could change if things change, I guess. Right?

Jason D. Lippert LCI Industries - CEO & Director
And I would be a lot more concerned if we were selling a lot of high-end, high-priced product in the market right now. But the product continues to -- the activity continues to gravitate around the entry level product and the products are more affordable than ever and even if, let's say, there is a 10% overall change in the price of the travel trailer from last spring to this spring, it's not a significant hurdle to overcome.

Operator
Our next question comes from Barry Kaplan of Maple Tree Capital.

Barry A. Kaplan Maple Tree Capital Services, LLC - President and Founder
My question was answered already but thank you.

Operator
Our next question comes from Seth Woolf of Northcoast Research.

Seth Woolf Northcoast Research Partners, LLC - VP & Research Analyst
So Jason, you made the comment that you don't know how much destocking the dealers are going to do and I know you want to you might want to talk about the exceptional growth in the other businesses, but the RV business has been a huge overhang. So I think it could really help people understand how to think about the stock maybe if they get your view on what the doomsday scenario for dealer destocking would be if say retail is flat, but the dealers -- the cost of the flooring is -- continues to rise and they say, okay we're going to keep improving turns. Have you guys done any work on that and if they take it to the extreme -- take it to an extreme measure, what would the doomsday destocking level do to that flat shipments that you're currently envisioning?

Jason D. Lippert LCI Industries - CEO & Director
That's a loaded question on just kind of where I mean -- part of what I'm hearing you ask is what's the worst case scenario for dealer destocking or just aggressively lowering their inventories. Is that what you're asking?

Seth Woolf Northcoast Research Partners, LLC - VP & Research Analyst
Yes. Let's say, we're all sitting here, talking about retail and nobody has any idea. It's a guess. But, let's say, flat is the right number, and then you have this destock -- at at some point, there is no -- they have -- there is a limit to how...

Jason D. Lippert LCI Industries - CEO & Director
They have to order.

Seth Woolf Northcoast Research Partners, LLC - VP & Research Analyst
Exactly. So if we're going to do, call it 490,000 shipments this year, you're right about retail being flat next year. What do you think the worst-

NOVEMBER 01, 2018 / 3:00PM GMT, Q3 2018 LCI Industries Earnings Call

case scenario would be for shipments next year?

Scott T. Mereness LCI Industries - President
Seth, this is Scott. I think, we kind of gave you a little bit of idea that if retail is flat on an LTM basis, we talked about 473, maybe a little bit more than 473, maybe between 473 and 490.

Operator
At this time, I would like to turn the call back over to Jason Lippert for any closing remarks. Sir?

Jason D. Lippert LCI Industries - CEO & Director
Yes. Thanks, everybody for joining us on the call today. We look forward to talking to you next quarter. Thanks, again. Bye-bye.

Operator
And ladies and gentlemen, this concludes today's conference. Thank you for your participation and have a wonderful day. You may disconnect your lines at this time.

Editor
Forward-Looking Statements

This transcript contains certain "forward-looking statements" with respect to our financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company's Common Stock and other matters. Statements in this transcript that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to our future business prospects, net sales, expenses and income (loss), cash flow, and financial condition, whenever they occur in this transcript are necessarily estimates reflecting the best judgment of the Company's senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this transcript, pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly steel and aluminum) and other components, seasonality and cyclicality in the industries to which we sell our products, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, inventory levels of retail dealers and manufacturers, availability of transportation for products for which we sell our components, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the costs, pace of and successful integration of acquisitions and other growth initiatives, availability and costs of production facilities and labor, employee benefits, employee retention, realization and impact of expansion plans, efficiency improvements and cost reductions, the disruption of business resulting from natural disasters or other unforeseen events, the successful entry into new markets, the costs of compliance with environmental laws, laws of foreign jurisdictions in which we operate, and increased governmental regulation and oversight, information technology performance and security, the ability to protect intellectual property, warranty and product liability claims or product recalls, interest rates, oil and gasoline prices, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2017, and in the Company's subsequent filings with the Securities and Exchange Commission. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

NOVEMBER 01, 2018 / 3:00PM GMT, Q3 2018 LCI Industries Earnings Call

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